Omrix Biopharmaceuticals Announces First Quarter 2008 Financial Results

New York, NY, May 9, 2008 — Omrix Biopharmaceuticals, Inc. (“Omrix” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced financial results for the first quarter ended March 31, 2008:

•	First quarter 2008 total revenues were $17.7 million, a 25% increase, from $14.2 million in the first quarter of 2007.

•	First quarter 2008 product sales were $15.1 million, a 34% increase, from $11.3 million in the first quarter of 2007.

•	First quarter 2008 biosurgical product sales were $6.1 million, a 120% increase, versus $2.8 million in the first quarter of 2007.

•	First quarter 2008 passive immunotherapy product sales were $9.0 million, a 6% increase, versus $8.5 million in the first quarter of 2007.

•	First quarter 2008 net income was $2.1 million, or $0.12 per share on a diluted basis, versus $3.4 million, or $0.20 per share on a diluted basis, in the first quarter of 2007.

Recent Events:

•	Received Food and Drug Administration, or FDA, approval to market the Company’s liquid fibrin sealant, Evicel™, with general hemostasis in surgery indication on January 10, 2008; and

•	Initiated a Phase II Clinical Trial in mild to moderate bleeding for the Fibrin Patch, the Company’s breakthrough convergence product candidate. The Fibrin Patch, comprised of biological components in a biodegradable device, is designed for the management and rapid control of mild, moderate and severe bleeding.

“Our biosurgery business is a key driver for 2008 and we continue to be confident in our prior guidance of growing this business by approximately 75% when compared to 2007,” stated Robert Taub, Chief Executive Officer. “Our biosurgery marketing partner ETHICON, INC., a Johnson & Johnson company, confirms that Evicel continues to increase penetration in the fibrin sealant market by both the addition of new customers and increased sales to repeat customers.”

First Quarter 2008 Financial Results

Total revenues for the first quarter of 2008 increased to $17.7 million, a 25% increase, from $14.2 million in the first quarter of 2007.

Total product sales for the first quarter of 2008 increased to $15.1 million, a 34% increase ($6.1 million from biosurgery products and $9.0 million from immunotherapy products), from $11.3 million ($2.8 million from biosurgery products and $8.5 million from immunotherapy products) in the comparable quarter in 2007. The biosurgery product sales increase of 120% is principally attributable to increased unit sales of Evicel. Evithrom sales continue moderate growth with approximately 60% of sales in the first quarter of 2008 attributable to new, first time accounts. Immunotherapy product sales include $0.7 million of Vaccinia Immunoglobulin, or VIG, deferred revenues.

Gross profit for the first quarter of 2008 was $7.6 million, or 43% of total revenues, compared to $5.4 million, or 38% of total revenues, in the corresponding quarter of 2007. Excluding the recognition of deferred VIG revenues, gross profit on product sales improved from 37% in the first quarter of 2007 to 41% in the first quarter of 2008. Gross profit was favorably impacted by increased sales volume.

Research and development, including clinical and regulatory expenses, increased by 152% to $2.0 million in the first quarter of 2008 from $0.8 million in the first quarter of 2007. This difference is driven by an increase in research and development personnel and in expenses mainly related to the development of Adhexil, the Company’s abdominal adhesion prevention product candidate. The Company is optimistic about the prospects for Adhexil, which it is developing without third party collaboration, and the Company expects to initiate discussions with prospective partners in the second half of 2008 for the distribution of Adhexil, when it is commercially available. The Company additionally expects research and development expenses to continue at higher than historical levels as it increases the development of non-partnered products, balancing delivering short-term results with investments for long-term growth.

Selling, marketing, general and administrative expenses, or SG&A, in the first quarter of 2008 increased to $4.8 million, a 98% increase, compared to $2.4 million in the first quarter of 2007. The difference is due to increases in salaries, rent, consulting, legal and patent fees. First quarter 2008 expenses include $0.3 million of non-recurring severance paid to our former Chief Financial Officer. The Company expects its infrastructure and personnel investments to continue at approximately the same level for the remainder of 2008, as it positions itself for the development and introduction of new products, the introduction of current products in new markets, and related revenue growth. A modest reduction in SG&A expenses is anticipated, as a percentage of revenues, beginning in 2009.

Financial income includes interest income, banking charges and amounts generated by exchange rate fluctuations. In the first quarter of 2008, financial income includes interest income of $0.8 million and foreign exchange gains of $0.6 million compared to $1.1 million and $0.1 million, respectively, for the three months ended March 31, 2007.

In 2008, Omrix’ Israeli subsidiary will begin to pay income taxes as it has fully utilized all of its tax-loss carry-forwards. As it also receives tax benefits under the approved and privileged enterprise status and as a “foreign investors’ company”, a significant portion of its taxable income enjoys a reduced tax rate in 2008. As a result, in 2008 the Company expects its effective income tax rate to be approximately 10%.

Net income for the first quarter of 2008 was $2.1 million, or $0.12 per share on a diluted basis, versus $3.4 million, or $0.20 per share on a diluted basis, in the first quarter of 2007.

As of March 31, 2008, the Company had 17,115,681 shares of common stock outstanding. Cash, cash equivalents and short-term investments totaled $82.5 million.

Full Year 2008 Guidance and Upcoming Milestones

The Company is reiterating its previously announced guidance of expected:

•	Total product sales ranging from $64.0 million to $67.0 million for the full-year 2008;

•	Biosurgical product sales growth of approximately 75% in 2008 when compared to 2007; and

•	Biosurgery product sales of $8.0 million for the second quarter of 2008.

The Company’s product sales guidance for 2008 is based on the following key assumptions:

•	Current biosurgery sales forecasts provided by Omrix’ marketing partner, ETHICON, INC., a Johnson & Johnson Company;

•	No product or business acquisitions; and

•	No product sales from VIG.

The Company anticipates the following milestones in the remainder of 2008:

•	Complete enrollment in the Adhexil Phase I/II study in 2Q08;

•	Obtain EMEA approval of Evicel with a general hemostasis in surgery indication in 3Q08;

•	Obtain approval of Hepatitis B Immunoglobulin (HBIG) in Sweden in 3Q08;

•	Complete enrollment in the Phase III clinical trial of IVIG in the US in 3Q08; and

•	Complete enrollment in the Phase II clinical trial of the Fibrin Patch in late 2008/early 2009.

Conference Call Information

Omrix will host a conference call to discuss these financial results today, Friday, May 9, 2008, at 8:00 a.m. Eastern time. To access the live telephonic broadcast, U.S. callers should dial (888) 396-2369; international callers may dial (617) 847.8710 and provide confirmation code 27799085. A live audio webcast of the call will be available via the Investor Relations’ section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.

An audio replay of the conference call will be available from 10:00 a.m. ET on Friday, May 9, 2008 through Friday, May 16, 2008 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 when calling internationally, and entering confirmation code 35456946. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days. The financial results press release will also be accessible on the company’s website at www.omrix.com.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’ biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 17, 2008, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

Contact:

Francesca M. DeMartino
Senior Director, Investor Relations
Omrix Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$27,188	$25,885
Short-term investments	55,357	55,020
Trade receivables, net of allowance for doubtful accounts of $41 and $38, respectively	21,957	23,052
Prepaid expenses and other current assets	2,642	1,624
Inventory	22,010	20,498

Current assets	129,154	126,079

Property, plant and equipment, net	19,772	14,905
Long-term investments	1,316	1,211
Long-term receivables	1,472	1,563
Other assets	1,403	1,526

Total assets	$153,117	$145,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals:
Trade	12,887	7,466
Other	7,699	8,229

Current liabilities	20,586	15,695

Deferred revenues	9,274	9,789
Other long-term liabilities	1,261	1,187

Long-term liabilities	10,535	10,976

Common stock of $0.01 par value—
Shares authorized: 2008 - 43,636,364; 2007 - 43,636,364 Shares issued: 2008 - 17,115,681; 2007 - 17,000,472
Shares outstanding: 2008 - 17,115,681; 2007 - 16,993,347	171	170
Preferred stock of $0.01 par value—
Shares authorized: 2008 - 7,272,727; 2007 - 7,272,727 Shares issued and outstanding: 2008 and 2007 — None	—	—
Additional paid-in capital	179,019	177,955
Treasury stock, at cost (2008 - 7,125 ; 2007 - 7,125 shares)	(44)	(44)
Accumulated other comprehensive loss	(2,168)	(2,394)
Accumulated deficit	(54,982)	(57,074)

Stockholders’ equity	121,996	118,613

Total liabilities and stockholders’ equity	$153,117	$145,284

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Three months ended
	March 31,
	2008	2007
Revenues:
Product sales	$15,099	$11,249
Development revenues and grants	2,607	2,920

Total revenues	17,706	14,169

Cost of revenues:
Product sales	8,575	7,054
Development revenues and grants	1,487	1,710

Total cost of revenues	10,062	8,764

Gross profit	7,644	5,405
Research and development, clinical and regulatory expenses,	1,985	788
Selling, marketing, general and administrative expenses	4,826	2,440

Operating income	833	2,177
Financial income, net and other expenses	1,459	1,205

Income before income taxes	2,292	3,382
Provision for Income Taxes	200	—

Net income	$2,092	$3,382

Net income per share:
Basic net income per share of common stock	$0.12	$0.20

Diluted net income per share of common stock	$0.12	$0.20

Weighted average number of shares of common stock outstanding during the period used to compute basic net income per share	17,111,979	16,775,722

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income per share	17,330,529	17,305,884

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